Filed Pursuant to Rule 433
Registration Statement No. 333-299281
Dated November 6, 2026

Strategic Discussion Materials Andy Mutch Managing Director Financial Institutions | Investment Banking (404) 891-6820 (w) | (203) 545-9949 (c) amutch@performancetrust.com Georgia Banking Company, Inc. Ticker: GBC Third Quarter 2026 INVESTOR PRESENTATION

Forward-Looking Statements and Non-GAAP Disclosures 2 Forward-Looking Statements This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbor provisions of those laws. These include statements regarding the future financial performance, growth, profitability and operating leverage of Georgia Banking Company, Inc. (“GBC” or the “Company”); the expected benefits of the Company’s acquisition of Tandem Bancorp, Inc. (“Tandem”); future acquisitions and other strategic initiatives; treasury services, mortgage warehouse and other fee income; net interest margin; credit quality; capital; and market conditions in the Atlanta metropolitan statistical area (“MSA”). Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “targets,” “potential,” “will,” “should,” “could” and similar expressions identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially. These include: changes in interest rates and economic conditions, particularly in the Atlanta MSA; deposit flows, funding costs and liquidity, including the concentration of treasury services and payments-related deposits; credit quality and the Company’s commercial real estate concentration; risks of the Company’s treasury services, payments and mortgage warehouse businesses; failure to realize the anticipated benefits of the Tandem acquisition or to identify, complete and integrate future acquisitions; capital and regulatory requirements; competition; cybersecurity, fraud and operational risks; the limited trading history of the Company’s common stock; and the other factors described under “Risk Factors” in the Company’s registration statement on Form S-1 (File No. 333-299281) and its other filings with the Securities and Exchange Commission. Historical results, including historical growth rates and acquisition results, are not necessarily indicative of future performance. Forward-looking statements speak only as of the date of this presentation, and the Company undertakes no obligation to update them, except as required by law. The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. The Company has also filed a final prospectus relating to this offering with the SEC. Before you invest, you should read the final prospectus and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. The final prospectus may be accessed through the following link: tm2620318-22_424b4 - none - 44.8084348s. Alternatively, the Company will arrange to send you the final prospectus if you request it by calling toll-free (866) 711-4530 or by emailing InvestorRelations@georgiabanking.com. Market and Industry Data This presentation includes market, demographic, industry and competitive data and projections obtained from third-party sources, including S&P Capital IQ Pro, the Federal Deposit Insurance Corporation, the U.S. Census Bureau, Fortune and the Metro Atlanta Chamber, as well as the Company’s own estimates. The Company believes these sources are reliable but has not independently verified the information and makes no representation as to its accuracy or completeness. Projections, including projected population and household income data, are inherently uncertain and are subject to the same risks described above. Use of Non-GAAP Financial Measures This presentation includes certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These are: operating earnings; diluted operating earnings per share; adjusted pre-tax income; operating return on average assets; return on average tangible common equity; operating return on average tangible common equity; adjusted noninterest expense; adjusted efficiency ratio; tangible common equity; tangible assets; tangible common equity to tangible assets; tangible book value per common share; and core deposits (including core deposits as a percentage of total deposits). Management uses these measures to evaluate the Company’s operating performance, capital position and funding profile, and to compare results across periods without the effect of items that management does not consider indicative of the Company’s ongoing operations. Management believes these measures provide useful supplemental information to investors. However, they should be considered in addition to, and not as a substitute for or superior to, the Company’s results prepared in accordance with GAAP. They have limitations as analytical tools, the excluded items may recur in future periods, and these measures may not be comparable to similarly titled measures reported by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included in the appendix to this presentation.

Table of Contents 3 I Investment Highlights 4 II Financial Performance and Balance Sheet Management 12 III Asset Quality 18 IV GBC Overview 30 V Appendix 34 Page

4 I Investment Highlights

Third Quarter 2026 Earnings Highlights First full quarter of combined operations with Tandem Note: Sequential and year-over-year comparisons are impacted by the merger with Tandem Bancorp, which closed on June 1, 2026 (1) See appendix for reconciliations of non-GAAP metrics 5 4.17% Net Interest Margin YTD NIM of 4.29% $0.57 Diluted EPS Operating EPS of $0.74 9.70% ROTCE Operating ROTCE of 12.41% 6.2% HFI Loan Growth QoQ $2.2B HFI Loans Profitability and Operating Leverage Balance Sheet, Credit and Capital • Net interest income of $31.4MM, up 8.0% from 2Q26; NIM decreased 14 bps from 2Q26 due to higher cost of refinanced sub debt • Noninterest income of $2.8MM, down 13.8% from 2Q26 due to lower retail mortgage originations • Noninterest expense adjusted for one-time expenses generated an operating efficiency ratio 62.3% • Operating PPNR improved 6.2% from 2Q26 • Average HFI loans of $2.2B, up 23.7% from 3Q25 • Average deposits of $2.7B, up 27.7% from 3Q25 • Credit quality remains sound: NPAs represent 0.70% of Total Assets; ACL/Loans HFI remained relatively flat at 1.36% coverage • CET1 ratio of 10.59% vs. 10.29% in 2Q26 1 1 1 1 1

Georgia Banking Company: Built to Compound in Atlanta A scarce, scaled Atlanta franchise with multiple levers for value creation 1 Core deposits exclude time deposits over $250k, national listing time deposits and brokered deposits. See appendix for reconciliations of non-GAAP metrics. 2 CAGR calculated from 9/30/2021 to 9/30/2026; unless otherwise noted, financial data as of September 30, 2026. 3 3Q26 YTD. 4 See appendix for non-GAAP reconciliations. 5 Insider ownership includes shares beneficially owned by Directors and Executive Management as of September 30, 2026, including shares held by institutional investors represented on the Board of Directors where the applicable director may not be deemed to have control of such shares. 6 1 LARGEST LOCALLY FOCUSED ATLANTA-BASED COMMUNITY BANK Transformed a $650MM monoline bank into the largest Atlanta-focused commercial bank franchise • Significant consolidation created a void for a scaled, locally-focused community bank • Thriving economic hub anchored by corporate HQs and global investment with over 400,000 small-medium sized businesses • Branch footprint concentrated in Atlanta’s most attractive submarkets $2.7B In Deposits 2 DEMONSTRATED ROBUST BALANCE SHEET GROWTH Loans HFI and core deposits1 have grown at a CAGR2 of 41% and 28% pace since September 2021 while NIB deposit growth have experienced a 38% CAGR ~5x Asset Growth Since 2021 3 STRONG TREASURY SOLUTIONS DRIVES DEPOSITS AND FEES A robust treasury services platform augments core deposits and generates fee income. Treasury services fees have grown at a CAGR of 90% since 2021 26% NIB / Total Deposits 4 IMPROVING OPERATING LEVERAGE AND INCREASING PROFITABILITY Tandem Bank merger cost savings and expense discipline improves operating leverage and returns as the GBC franchise scales Reported Efficiency: 68.3% Operating Efficiency: 62.1% 5 ATLANTA'S NATURAL CONSOLIDATOR Proven integrator of two bank acquisitions with the scale and public currency to lead selective and highly-disciplined Atlanta M&A Completed M&A Targeted Acquisitions 6 MANAGEMENT ALIGNED WITH SHAREHOLDERS Experienced leadership team with meaningful insider ownership, aligning management incentives with shareholder value creation ~34% Insider Ownership5 3,4

Foundation Built, Expansion Delivered, Growth Ahead 7 Phase 1: Change in Control Phase 2: Expansion Build senior management team Implement corporate governance best practices Increase retail visibility Use excess liquidity and new capital to fund loan growth C&I & CRE lending growth Establish credit and compliance infrastructure Reduce reliance on wholesale funding through multichannel deposit gathering Deliberate site selection in attractive Atlanta submarkets Treasury services Cultivate bespoke funding channels Seek deposits through expanded footprint and new business relationships Target other large deposit aggregators (Escrow Agents, Money Managers, etc.) Diversification of earnings streams and asset exposure Focus on initiatives that build franchise value and enhance shareholder return Maximize operational leverage through increased scale Gain market share through organic growth and evaluate potential opportunities including acquisitions, team lift outs and other strategic measures Produce sustainable ROAA and ROTCE Phase 1 Phase 2 Phase 3 Phase 3: Ongoing Growth A proven three-phase playbook with the next leg of growth underway

Robust Historical Balance Sheet Growth 8 Loans HFI ($MM) CAGR: 41% Core Deposits ($MM) CAGR: 28% NIB Deposits ($MM) CAGR: 38% Note: Consolidated financial data, includes acquisitions; CAGR calculated from 09/30/21 through 09/30/26; Core deposits exclude time deposits over $250k, national listing time deposits and brokered deposits. See appendix for reconciliations of non-GAAP metrics. Compounded loans HFI, core and NIB deposits at a robust pace over the last 5 years $614 $738 $862 $854 $1,161 $1,745 $2,130 $140 $262 $344 $298 $394 $617 $703 $396 $747 $1,065$1,103 $1,312 $1,725 $2,219 $0 $500 $1,000 $1,500 $2,000 $2,500

Strong Treasury Services Platform

Drives low-cost deposits and fast-growing, recurring fee income

Overview

- Treasury Solutions delivers cash management, payments, payroll, merchant acquiring, liquidity management, fraud prevention and digital banking to commercial customers
- Generates and retains core operating deposits and recurring fee income while deepening commercial relationships
- Supports strategy to diversify funding, expand noninterest income and drive long-term franchise growth
- Treasury Solutions includes integrated components of the platform, including payroll processing, payment solutions and merchant acquiring in customers' daily operating activities
- Treasury Solutions' deposits, in partnership with commercial banking deposits, represent ~15% of total deposits. Payment processing, payroll, merchant acquiring and other treasury activities contribute ~30–40% of Treasury Services-related fee income
- Seasonal payment, payroll and transaction volumes drive quarter-to-quarter fluctuation

Average Business Deposit Balances ($MM)



$224
$631
$738
$880
$1,214
$1,509
2021
2022
2023
2024
2025
3Q26

Treasury Services Fees ($000s)



$100
$345
$563
$1,101
$2,093
$2,127
2021
2022
2023
2024
2025
3Q26 YTD

9

GBC

Data as of 9/30/26; Annual and quarterly data as of each respective year and quarter end.

Revenue Growth Driving Positive Operating Leverage Data as of 9/30/26; Annual and quarterly data as of each respective year and quarter end. 10 (1) See appendix for reconciliations of non-GAAP metrics Revenue Mix vs Operating Expense – Annual ($MM)(1) Revenue Mix vs. Operating Expense – Last Five Quarters ($MM)(1) Year-to-Date ($MM)(1) $36.6 $43.7 $50.3 $59.4 $71.6 2021 2022 2023 2024 2025 144.8% 80.8% 71.3% 75.2% 63.5% $25.2 $54.0 $70.7 $79.0 $112.7 $18.4 $19.5 $18.5 $20.2 $21.3 $51.3 $60.0 Total Revenue Net Interest Income Total Noninterest Income Adjusted Noninterest Expense Adjusted Efficiency Ratio 3Q25 4Q25 1Q26 2Q26 3Q26 3Q25 YTD 3Q26 YTD 63.0% 62.9% 61.6% 62.4% 62.3% 62.3% 62.1% $29.2 $31.0 $30.0 $32.4 $34.2 $81.8 $96.6

Building Earnings Power 11 Data as of 9/30/26; Annual and quarterly data as of each respective year and quarter end. (1) See appendix for reconciliations of non-GAAP metrics ROAA Operating profitability highlights the underlying momentum in ROAA and ROTCE ROAE Operating ROAA (1) Operating ROTCE (1) 0.45% 0.86% 0.92% 2024 2025 3Q26 YTD 0.45% 1.06% 1.13% 2024 2025 3Q26 YTD 5.61% 15.35% 14.42% 2024 2025 3Q26 YTD 5.61% 11.76% 10.80% 2024 2025 3Q26 YTD

12 III Financial Performance and Balance Sheet Management

Durable Net Interest Income and Consistent NIM 13 NIM managed by low-cost deposits, disciplined loan pricing and hedging strategies 4.05% 4.82% 7.14% 7.31% 6.86% 6.85% 0.91% 0.72% 2.08% 2.79% 2.26% 1.04% 1.02% 2.05% 2.90% 3.50% 2.78% 2.44% 0.0% 2.0% 4.0% 6.0% 8.0% 2021 2022 2023 2024 2025 3Q26 YTD 7.05% 6.86% 6.75% 6.68% 6.68% 2.28% 2.09% 2.02% 1.98% 2.13% 2.79% 2.57% 2.42% 2.41% 2.48% 0.0% 2.0% 4.0% 6.0% 8.0% 3Q25 4Q25 1Q26 2Q26 3Q26 Loan Yield Cost of Total Deposits Cost of Funds $27,377 $28,142 $26,918 $29,089 $31,419 4.37% 4.33% 4.35% 4.31% 4.17% $0 $10,000 $20,000 $30,000 $40,000 $50,000 3Q25 4Q25 1Q26 2Q26 3Q26 Net Interest Income NIM (%) $18,987 $48,581 $66,264 $71,685 $102,378 $87,426 2.52% 3.83% 4.34% 3.97% 4.26% 4.29% $0 $30,000 $60,000 $90,000 $120,000 $150,000 2021 2022 2023 2024 2025 3Q26 YTD Net Interest Income ($000s) and Net Interest Margin (NIM) Key Components of Net Interest Income and NIM Data as of 9/30/26; Annual and quarterly data as of each respective year and quarter end.

Non-Interest Income Sources Diversified fee income streams complement core spread revenue Non-Interest Income ($000s) Non-Interest Income Detail Primary Fee Growth Opportunities 14 Expand treasury management and commercial deposit service offerings Grow retail mortgage banking volume as rate environment normalizes Deepen fee generation from existing warehouse client relationships $6,262 $5,465 $4,388 $7,307 $10,339 $9,179 2021 2022 2023 2024 2025 3Q26 YTD 2024 2025 3Q26 YTD Service Charges on Deposits $1.1 $2.0 $2.0 Interchange & Card Fees $0.1 $0.2 $0.2 Mortgage Banking Income $0.0 $0.7 $2.1 Warehouse Fee Income $1.8 $2.0 $1.3 Other $4.4 $5.4 $3.5 Total $7.3 $10.3 $9.2 Category ($MM) Non-interest income has grown at a 13.4% CAGR since 2021 Data as of 9/30/26; Annual and quarterly data as of each respective year and quarter end.

Deposit Composition 15 Stable funding profile built to support earnings engine Deposit Composition at September 30, 2026 (2) Deposits Mix and Total Deposits MMDA & Sav 46% IB Demand 13% NIB 26% Time 15% $2.7B Total Deposits 1 Core deposits exclude time deposits over $250k, national listing time deposits and brokered deposits. See appendix for reconciliations of non-GAAP metrics. Data as of 9/30/26; Annual and quarterly data as of each respective year and quarter end. 2021Y 2022Y 2023Y 2024Y 2025Y $1.0B $1.3B $1.4B $1.8B $2.4B 84.3% 15.7% 79.7% 20.3% 79.7% 20.3% 80.7% 19.3% 74.0% 26.0% Total Deposits Core Deposits⁽¹⁾ Non-Core Deposits

Investment Portfolio 16 Source: Company documents Modest securities portfolio focused on sustainability and earnings power Investment Portfolio Yield (%) Investment Portfolio Detail Investment Portfolio Composition at September 30, 2026 2.05% 2.05% 3.08% 3.72% 4.13% 4.33% 2021 2022 2023 2024 2025 3Q26 YTD $152.7MM Total Securities RMBS 58% CMBS 19% State & Political Subdiv Secs 7% $152.7MM Total Securities RMBS 58% CMBS 19% State & Political Subdiv Secs 7% Treasury Secs 13% Govt Agen & Spons Agen Secs 2% Other Securities 1% • FMV of investment portfolio represents 4.9% of total assets • The Bank has $101.7MM in AFS securities (FMV) and $51.1MM in HTM securities • Investment portfolio has a weighted average duration of 4.0 years and average life of 5.3 years • Modest AOCI balance of ($8.1MM), less than 3% of total capital Data as of 9/30/26; Annual and quarterly data as of each respective year and quarter end.

Capital Ratios 17 1See appendix for reconciliations of non-GAAP metrics. Note: Basel III includes the 2.50% Capital Conservation Buffer. Data as of 9/30/2026. Well-capitalized institution which allows for enhanced optionality 7.6% 7.6% 8.3% 9.4% 9.2% Well Capitalized 5% 3Q25 4Q25 1Q26 2Q26 3Q26 8.5% 9.1% 9.2% 10.3% 10.6% Basel III¹ 7% 3Q25 4Q25 1Q26 2Q26 3Q26 6.8% 7.2% 7.6% 8.0% 8.6% 3Q25 4Q25 1Q26 2Q26 3Q26 12.9% 13.6% 13.7% 14.3% 15.0% Basel III¹ 10.5% 3Q25 4Q25 1Q26 2Q26 3Q26 Tier 1 Leverage Ratio Common Equity Tier 1 Ratio Tangible Common Equity/Tangible Assets Ratio1 Total Risk-Based Ratio

18 IV Asset Quality

Asset Quality Overview Conservative credit culture reflected in low losses and strong reserves 19 0.00% -0.02% 0.01% 0.43% 0.06% 0.13% 2021 2022 2023 2024 2025 3Q26 YTD 0.27% 0.18% 0.18% 0.32% 0.54% 0.70% 2021 2022 2023 2024 2025 3Q26 NCOs / Average Loans NPAs / Total Assets ACL / Total HFI Loans Asset Quality Highlights • Net charge-offs have averaged approximately 10 bps annually over the periods presented. • NPA growth primarily reflects the seasoning of the commercial portfolio. No NPAs have been associated with CRE, and exposure remains limited in the 1–4 family portfolio. • NPAs include government-guaranteed SBA loans and loans classified as purchased credit deteriorated (“PCD”) from the two recent mergers. • ACL / total loans held for investment has moderated as the commercial portfolio has matured and seasoned. • The increase in the ACL during 2026 reflects portfolio growth, changes in portfolio composition, and a higher annualized net charge-off rate compared with 2025. 1 1 3Q26 YTD is annualized. Data as of 9/30/26; Annual and quarterly data as of each respective year and quarter end.

Diverse Loan Portfolio 20 (1) Total loans include loans HFS of ~$374MM and loans HFI of ~$2,219MM (2) Bank Level Risk Based Capital Data as of 9/30/26. Deliberate CRE & ADC concentration management Loan Composition(1) – September 30, 2026 Regulatory Loan(1) Composition ($000s) – September 30, 2026 % of Total Regulatory Capital⁽²⁾ 225% 191% 83% 108% 86% 24% 14% 1% 0% 24% 302% Construction & Land Development $295,557 Multifamily $82,640 Other $81,177 Non-Owner Occupied CRE $655,819 Owner Occupied CRE $283,702 Commercial & Industrial $369,719 Loan Category Balance 1–4 Family Residential $772,039 Consumer $47,914 Farm Loans $4,082 Ag Prod $0 Total CRE (Ex owner occupied) $1,034,016 Total Loans $2,592,650 CRE Concentration: 302% ADC Concentration: 86% Non-Owner Occupied CRE – 25.3% of loans Owner Occupied CRE – 10.9% of loans 1–4 Family 27% Home Equity 2% Commercial Real Estate 39% ADC 11% C&I 14% Consumer & Other 5%

C&I Loan Portfolio Industry Concentration CRE Loan Portfolio by Asset Class C&I and CRE Portfolio Details 21 29% 21% 14% 11% 11% 8% 3% 2% Business Services Non-Depository Contractors Other Manufacturing Professional/Financial Services Healthcare Transportation % of C&I Loans 15% 15% 13% 12% 11% 10% 10% 5% 4% 4% Industrial Retail Other Office Residential Hospitality Multifamily C-Stores Commercial Land Self Storage % of CRE Loans Data as of 9/30/26.

Mortgage Warehouse Lending Short-duration, self-liquidating warehouse lines with strong credit performance Data as of 09/30/26. 22 Overview • GBC provides warehouse facilities to independent mortgage originators to fund residential loans held for sale • Acts as a natural hedge to the balance sheet as warehouse volumes and fee income typically rise as rates decline, offsetting asset yield pressure • Residential mortgage notes are purchased under a Master Repurchase Agreement structure and supported by investor takeout commitments • Short-duration, self-liquidating exposure: – Average dwell time of <30 days from funding to sale – Loans repay simultaneously upon loan sale to agencies / investors • 60 active warehouse clients • Fee and interest income generated with minimal duration or credit risk retained on balance sheet Risk Management & Controls • Collateral notes held in custody with daily reconciliation • Counterparty limits and performance reviewed at least annually by credit committee • No material credit losses incurred over 28 years

23 V GBC Overview

Georgia Banking Company Source: S&P Capital IQ Pro; Company documents 24 Comprehensive Suite of Business Lines Premier Atlanta banking franchise with scalable, diversified business lines Atlanta Footprint GBC LPO (3) GBC Branch (10) Retail Banking Mortgage Warehouse Banking 93 Net Promoter Score

Ownership Profile

CEO with significant skin in the game alongside shareholders

Capitalization Milestone History

2020

Bartow Morgan, Jr. led recapitalization group to acquire Georgia Banking Company.

February 2021

The ~$125 million common stock offering was oversubscribed and included several institutional investors such as Patriot Financial Partners (Fund III)

June 2021

GBC issued $55 million of 10YR NC5 subordinated debt

April 2023

GBC went back to the market to raise an additional ~$27 MM of common equity at $23.00 per share to support future growth

- Both institutional and retail investors participated
- Entry point for Commerce Street

June 2026

GBC completed a ~$78 million private placement of common equity[1] at $30.00 per share, led by:

- Fortress Investment Group
- AllianceBernstein LP
- Maltese Capital Management LLC
- Banc Funds Company LLC
- Manulife Asset Management

Top Five Largest Shareholders		Economic Ownership (%)
1	Patriot Financial Partners III, LP	15.2
2	Fortress Investment Group LLC	7.8
3	Bartow Morgan, Jr.	7.2
4	Bradford Smith	6.6
5	AllianceBernstein	6.2

Note: Economic Ownership includes shares beneficially owned as of September 30, 2026, including non-voting shares.
(1) Inclusive of ~$38.8MM in secondary shares

GBC

25

Timeline: The GBC Story Continues to Accelerate (1) Consolidated financial data as of the quarter prior to the respective transaction announcement (2) Inclusive of $38.8MM in secondary shares 26 2020 • Veteran bank executive Bartow Morgan, Jr. announced a definitive merger agreement to acquire GBC in September. • Began the process to raise capital 2021 • The merger and oversubscribed $125MM common equity raise concluded in February • The board of directors and management were reconstituted at the holding company and Bank • $55MM in subordinated debt raise closed in June to complement common equity • Moved HQ to Buckhead and opened 3 new branches in Buckhead, Duluth, and Lawrenceville • Surpassed $1B in assets • Completed full rebranding and hired 60+ employees during 2021 2022 • Additional branch openings in Alpharetta and Marietta 2023 • Completed ~$27MM common equity raise in April • Expanded the Treasury Services group with lift out of key leadership and personnel 2024 • Announced acquisition of Primary Bancshares Corp. (“GPB”), a $341MM asset bank in Atlanta(1) • Topped $2B in assets 2025 • Closed acquisition of GPB • GPB integration completed. .. 2026 • Announced and closed acquisition of Tandem Bancorp, Inc., (“Tandem”) a $321MM asset bank in Tucker, GA, a suburb of Atlanta(1) • Oversubscribed ~$78MM(2) equity offering led by Fortress Investment Group are completed in June • Cross $3B in assets • Refinanced $55MM in Sub Debt • Listed common stock on Nasdaq (Ticker: GBC) From 2020 recapitalization to Atlanta's premier community bank

Local & Highly-Disciplined Approach to M&A Source: S&P Capital IQ Pro; Company documents (1) GPB and Tandem bank-level financial data as of the quarter prior to the respective transaction close; simple summation shown (excludes any purchase accounting adjustments) 27 Strategic Highlights Since the 2021 recapitalization, GBC has successfully merged with two Atlanta MSA-focused banks, adding ~$491MM in loans and ~$547MM in deposits(1) These transactions build upon GBC’s core values, adding local expertise while maintaining cultural standards Enhances scale and core funding, improves portfolio granularity with limited overlap while expanding upon relationship-driven lending strategy Meaningful additions across the MSA with three branches and three LPOs Efficient M&A closing and integration timelines Select acquisition opportunities remain in the Atlanta area Transaction History Primary Bancshares Corp. (GPB) • $341MM asset bank in Atlanta, GA • Announced 2024 • Closed March 1, 2025 in ~20 weeks • Integration completed September 2025 Tandem Bancorp, Inc. (Tandem) • $321MM asset bank in Tucker, GA, an Atlanta suburb • Announced 2026 • Closed June 1, 2026 in ~14 weeks • Integration completed September 2026 GBC has executed a repeatable M&A playbook

Atlanta's Largest Locally-Focused Bank

Focus on one of the country's most attractive banking markets

Atlanta MSA Deposit Market Share

Institution	Rank	Deposits ($000s)	Share (%)
Truist Bank	1	58,692,045	23.00%
Bank of America, National Association	2	50,404,824	19.76%
Wells Fargo Bank, National Association	3	37,691,145	14.77%
Pinnacle Bank	4	17,108,157	6.71%
JPMorgan Chase Bank, National Association	5	13,300,552	5.21%
Ameris Bank	6	9,211,209	3.61%
RBC Bank, (Georgia) National Association	7	8,536,132	3.35%
Regions Bank	8	6,621,158	2.60%
Bank OZK	9	5,711,213	2.24%
United Community Bank	10	5,455,089	2.14%
SouthState Bank, National Association	11	4,793,195	1.88%
PNC Bank, National Association	12	4,192,865	1.64%
Renasant Bank	13	3,210,157	1.26%
Georgia Banking Company[1]	14	2,877,460	1.13%
Total for institutions in the Market		255,132,643	

Atlanta MSA Has Significant Economic Tailwinds

Projected Population Change 2026–2031[2]

Atlanta MSA: 4.2%
Georgia Average: 3.7%
National Average: 2.6%

Population Change Since 2020[2]

Atlanta MSA: 6.5%
Georgia Average: 5.6%
National Average: 3.5%

Projected 2026 Median Household Income

Atlanta MSA: $95.9k
Georgia Median: $83.4k
National Median: $86.7k

Atlanta-Based Bank	Banking Footprint	Strategic Focus
Pinnacle Financial Partners	9 states: TN, GA, FL, NC, SC, AL, KY, VA, MD	Multi-state Southeast regional
Ameris Bancorp	5 states: GA, AL, FL, NC, SC	Multi-state Southeast regional
MetroCity Bankshares	7 states: GA, AL, FL, NY, NJ, TX, VA	Multi-state, multi-ethnic niche
Georgia Banking Company	**Georgia only — metro Atlanta**	**Atlanta-based & focused**

Source: S&P Capital IQ Pro; FDIC
Note: Deposit market data as of 06/30/26 annual FDIC survey
(1) Inclusive of Tandem Bancorp, Inc. acquisition which closed on June 1, 2026
(2) Represents change over the time period; not annual percentage change

GBC

28

Atlanta: The Economic Hub of the Southeast

The South's growth engine and GBC's home-field advantage

#6 Largest MSA in the U.S.	**33** Fortune 1000 HQs (15 in the Fortune 500)	**29** Global Companies' U.S./North American HQs	**#1** World's busiest airport

Unmatched connectivity
Hartsfield-Jackson links every major U.S. market same-day and Europe overnight; I-75/85/20 convergence, dual Class I rail hubs, 4 hours to the Port of Savannah.

Deep talent pipeline
Georgia Tech produces top engineering talent; UGA's highly-ranked business school and communications school, Emory's research medical center, and the largest HBCU consortium round out the educational pool.

Pro-business cost structure
Operating and living costs well below NYC, Chicago, and the Bay Area, with aggressive job tax credits and a stable regulatory climate.

Powerhouse industry clusters
"Transaction Alley" processes ~70% of U.S. card payments; leading hubs in supply-chain tech, health IT, fintech, and film/TV production.

Coca-Cola
Southern Company
UPS
DELTA
GPC
Mizuno
The Home Depot
Porsche
Mercedes-Benz
IHG Hotels & Resorts
Norfolk Southern

400,000+ Small-Medium Sized Businesses in the Atlanta MSA

Sources: 2025 U.S. Census Bureau, Fortune 1000 (2025), Metro Atlanta Chamber, Georgia Dept. of Economic Development, Area Development

29

GBC

Experienced Management Team

GBC's management team has 185+ years of combined banking industry experience



BARTOW MORGAN, JR.
Chief Executive Officer

Bartow Morgan, CEO and Director, began his banking career in 1994 and became CEO of Brand Group Holdings and its subsidiary, BrandBank, in 2002, which later merged with Renasant in 2018. In September 2020, he led the recapitalization of Georgia Banking Company and organized $180 million in debt and equity financing, which closed in 2021, to build a leading commercial banking franchise in Atlanta.



RICHARD FAIREY
President & COO

Richard Fairey, President and COO**,** brings more than 35 years of banking experience, including executive leadership roles at Wells Fargo, Regions, Renasant Bank, and BrandBank. At GBC, he oversees key operational functions, including information technology, deposit and loan operations, and treasury services, and contributes to the Company's strategic initiatives.



CHARLES DEWITT
Chief Financial Officer

Charles DeWitt, Chief Financial Officer, brings more than 35 years of banking industry experience, including serving as Founding Chief Executive Officer at two other financial institutions. Previously, he worked in capital markets and investment banking with SunTrust Robinson Humphrey (n/k/a Truist Securities). He leads GBC's finance function, overseeing key financial operations, while supporting broader strategic initiatives.

30

GBC

Executive Management Team (Continued) 31 DAVID BLACK Chief Commercial Officer David Black is the Chief Commercial Officer overseeing commercial real estate, home builder finance, mortgage warehouse, and commercial, private, and community banking. Previously GBC's Chief Risk Officer, he has over 25 years in the banking industry, with senior leadership roles at Cadence Bank, State Bank & Trust Company, First Horizon, Wachovia, and SunTrust across credit, finance, risk, and corporate strategy. J. CRAIG ADDISON Chief Human Resources Officer Craig Addison is the Chief Human Resources Officer. He brings over 30 years of experience in banking, having worked with Bank of America, Wells Fargo, and SunTrust, including HR leadership for Wells Fargo's retail brokerage and Wells Fargo Securities' investment banking and capital markets businesses. WES REAGAN Chief Risk & Credit Officer Wes Reagan has served as Chief Risk Officer / Chief Credit Officer since February 2024 and was previously the Director of Credit Risk for GBC since 2021. He has over 18 years of commercial banking and investment management experience, including Managing Director, Underwriting at White Oak Commercial Capital and senior credit roles at State Bank and Trust Company. He began his career in commercial banking with BrandBank. MARGARET WHIELDON Chief Experience Officer Margaret Whieldon was promoted to Chief Experience Officer in May 2025. She brings a wealth of experience and leadership, having served community banks as a senior marketing professional for over 25 years, and has been with GBC since 2021. She helps shape a high-performance culture and align strategies with GBC's vision to be the Bank of Choice.

Accomplished Board with Diverse & Complementary Backgrounds



SARAH BORDERS, CHAIR
Executive Vice President &
General Counsel,
Novare Group



ART ANTON
Former Chairman &
Chief Executive Officer,
Swagelok Company



JIM DEUTSCH
Partner,
Patriot Financial Partners



HENCHY ENDEN
Managing Director,
Fortress Investment Group



RYAN GLOVER
Chairman & Co-Founder,
Greenwood, LLC



CRAIG HEISER
President & Owner,
Cardinal Gates, Inc.



BARTOW MORGAN, JR.
Chief Executive Officer,
Georgia Banking Company



MARK SCHEINFELD
President & Owner
Mark Scheinfeld LLC,
SCC Construction, Inc. and
SCC Atlanta Inc



LEE TUCKER
Founding Partner,
Mahaffey Pickens Tucker, LLP

32

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33 VI Appendix

Non-GAAP Reconciliation | Operating EPS, ROAA & PPNR 34 ($000s) Reconciliation: Operating EPS & ROAA 2024Y 2025Y QTD 3Q26 YTD 3Q26 Net income $ 8,456 $ 22,080 $ 6,263 $ 19,559 Plus: Direct listing expenses - - 1,954 1,954 Plus: Merger and acquisition expenses - 6,732 493 4,016 Net income before tax effect of adjustments $ 8,456 $ 28,812 $ 8,710 $ 25,529 Less: Tax impact of adjustments - 1,750 636 1,552 Operating Earnings $ 8,456 $ 27,062 $ 8,074 $ 23,977 Weighted average diluted shares outstanding 7,532,802 8,442,809 10,920,982 9,944,217 Diluted EPS $ 1.12 $ 2.62 $ 0.57 $ 1.97 Diluted Operating EPS $ 1.12 $ 3.21 $ 0.74 $ 2.41 Average Assets $ 1,891,796 $ 2,564,673 $ 3,108,977 $ 2,829,191 ROAA 0.45% 0.86% 0.80% 0.92% Operating ROAA 0.45% 1.06% 1.03% 1.13% ($000s) Reconciliation: Operating PPNR 2Q26 3Q26 Pre-Tax, Pre-Provision Operating Earnings Net income $ 5,621 $ 6,263 Plus: Provision for income taxes 1,979 2,197 Plus: Provision for credit losses and unfunded commitments 1,104 2,019 Plus: Direct listing expenses - 1,954 Plus: Merger and acquisition expenses 3,472 493 Net pre-tax, pre-provision operating earnings $ 12,176 $ 12,926 Quarter over Quarter % Increase 6.2%

Non-GAAP Reconciliation | Operating ROTCE 35 ($000s) Reconciliation: ROTCE 2024Y 2025Y QTD 3Q26 YTD 3Q26 Net income available for common shareholders' adjusted for amortization of core deposit intangibles Net income $ 8,456 $ 22,080 $ 6,263 $ 19,559 Adjustments: Plus: Amortization of core deposit intangibles - 514 284 635 Less: Tax benefit at the statutory rate - 134 74 166 Net income available for common shareholders' adjusted for amortization of core deposit intangibles $ 8,456 $ 22,460 $ 6,473 $ 20,028 Average Tangible Common Equity Total average shareholders' equity $ 150,690 $ 187,739 $ 284,863 $ 241,397 Adjustments: Average goodwill - (4,031) (9,732) (7,009) Average core deposit intangibles - (4,944) (10,373) (7,723) Average tangible common equity $ 150,690 $ 178,764 $ 264,758 $ 226,665 Return on Average Tangible Common Equity (Annualized) 5.61% 12.56% 9.70% 11.81% Operating earnings adjusted for amortization of core deposit intangibles Operating earnings $ 8,456 $ 27,062 $ 8,074 $ 23,977 Adjustments: Plus: Amortization of core deposit intangibles - 514 284 635 Less: Tax benefit at the statutory rate - 134 74 166 Operating earnings adjusted for amortization of core deposit intangibles $ 8,456 $ 27,442 $ 8,284 $ 24,446 Average Tangible Common Equity Total average shareholders' equity $ 150,690 $ 187,739 $ 284,863 $ 241,397 Adjustments: Less: Average goodwill - (4,031) (9,732) (7,009) Less: Average core deposit intangibles - (4,944) (10,373) (7,723) Average tangible common equity $ 150,690 $ 178,764 $ 264,758 $ 226,665 Operating return on average tangible common equity (Annualized) 5.61% 15.35% 12.41% 14.42%

Non-GAAP Reconciliation | Operating TBVPS and TCE/TA 36 ($000s) Reconciliation: TBVPS and TCE/TA 3Q25 4Q25 1Q26 2Q26 3Q26 Tangible Common Equity Total shareholders' equity $ 196,709 $ 204,914 $ 212,054 $ 278,659 $ 287,630 Adjustments: Goodwill (4,809) (4,809) (4,809) (9,732) (9,732) Core deposit intangibles (5,810) (5,656) (5,502) (10,477) (10,193) Tangible common equity $ 186,090 $ 194,449 $ 201,743 $ 258,450 $ 267,705 Common shares and non-voting stock outstanding 8,439,081 8,444,343 8,473,484 10,609,235 10,672,150 Book value per common share $ 23.31 $ 24.27 $ 25.03 $ 26.27 $ 26.95 Tangible book value per common share $ 22.05 $ 23.03 $ 23.81 $ 24.36 $ 25.08 Tangible Assets Total assets $ 2,731,209 $ 2,702,332 $ 2,679,728 $ 3,262,344 $ 3,135,992 Adjustments: Goodwill (4,809) (4,809) (4,809) (9,732) (9,732) Core deposit intangibles (5,810) (5,656) (5,502) (10,477) (10,193) Tangible Assets $ 2,720,590 $ 2,691,867 $ 2,669,417 $ 3,242,135 $ 3,116,067 Total Shareholders' Equity to Total Assets 7.2% 7.6% 7.9% 8.5% 9.2% Tangible Common Equity to Tangible Assets 6.8% 7.2% 7.6% 8.0% 8.6%

Non-GAAP Reconciliation | Operating Efficiency Ratio 37 ($000s) Reconciliation: Operating Efficiency Ratio 2021Y 2022Y 2023Y 2024Y 2025Y YTD 3Q26 Net interest income $ 18,987 $ 48,581 $ 66,264 $ 71,685 $ 102,378 $ 87,426 Noninterest income 6,262 5,465 4,388 7,307 10,339 $ 9,179 Operating income 25,249 54,046 70,652 78,992 112,717 96,605 Noninterest expense 36,560 43,660 50,349 59,385 78,358 65,946 Less: Direct listing expenses - - - - - 1,954 Less: Merger and acquisition expenses - - - - 6,732 4,016 Operating noninterest expense $ 36,560 $ 43,660 $ 50,349 $ 59,385 $ 71,626 $ 59,976 Efficiency ratio 144.8% 80.8% 71.3% 75.2% 69.5% 68.3% Operating efficiency ratio 144.8% 80.8% 71.3% 75.2% 63.5% 62.1% Reconciliation: QTD Operating Efficiency Ratio 3Q25 4Q25 1Q26 2Q26 3Q26 Net interest income $ 27,377 $ 28,142 $ 26,918 $ 29,089 $ 31,419 Noninterest income 1,798 2,812 3,078 3,276 2,825 Operating income 29,175 30,954 29,996 32,365 34,244 Noninterest expense 18,418 19,618 18,520 23,661 23,765 Less: Direct listing expenses - - - - 1,954 Less: Merger and acquisition expenses 44 134 51 3,472 493 Operating noninterest expense $ 18,374 $ 19,484 $ 18,469 $ 20,189 $ 21,318 Efficiency ratio 63.1% 63.4% 61.7% 73.1% 69.4% Operating efficiency ratio 63.0% 62.9% 61.6% 62.4% 62.3%

Non-GAAP Reconciliation | Core Deposits 38 ($000s) 2021Y 2022Y 2023Y 2024Y 2025Y Q3 2026 Total Domestic Deposits $ 988,975 $ 1,309,655 $ 1,436,200 $ 1,828,625 $ 2,359,685 $ 2,702,387 Less: Brokered Money Market Deposits 7,015 5,000 5,000 - - - Less: Brokered Time Deposits 68,079 187,787 194,313 253,638 203,515 100,116 Less: National Listing Time Deposits 80,355 73,391 92,613 99,006 129,129 124,373 Less: Time Deposits > $250k 95,249 181,803 290,627 314,603 281,936 348,166 Total Core Deposits $ 738,277 $ 861,675 $ 853,648 $ 1,161,377 $ 1,745,105 $ 2,129,732 Reconciliation | Core Deposits